ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into this ____ day of September, 2006, by and among Pacer Health Management Corporation of Georgia, a Georgia corporation (the “Seller”), Health Systems Real Estate, Inc., a Georgia nonprofit corporation (“Purchaser”), and Greene County Nursing Center, LLC, a Georgia limited liability company (the “New Operator”).

WHEREAS, the Seller has agreed to sell to the Purchaser its right, title and interest in and to substantially all of the assets used or held for use in connection with the Seller’s Nursing Home Business pursuant to that certain Asset Purchase Agreement, dated as of September ___, 2006, by and among the Purchaser, the Seller and New Operator (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Purchaser has agreed, or has agreed to cause New Operator, to assume certain obligations of the Seller (capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement); and

WHEREAS, the parties wish to formally acknowledge such assumption.

NOW, THEREFORE, in consideration of the mutual benefits to each party, the parties, intending to be legally bound, agree as follows:

1.

Assumption of Assumed Liabilities.  New Operator hereby assumes and agrees to pay and discharge the Assumed Liabilities, as that term is defined in Section 2.7 of the Purchase Agreement and in accordance with Section 2.7 of the Purchase Agreement.

2.

Entire Agreement.  This Agreement and the Purchase Agreement contain the entire agreement of the parties with regard to the assumption set forth herein or therein.  To the extent this Agreement is inconsistent with any terms or conditions in the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

3.

Counterparts.  This Agreement may be executed and delivered, including by facsimile transmission or by electronic transmission in Adobe portable document format (or a “PDF file”) in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

SELLER:

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

By:

Name:

Title:

PURCHASER:

HEALTH SYSTEMS REAL ESTATE, INC., a Georgia nonprofit corporation

By:

Name:

Title:

NEW OPERATOR:

GREENE COUNTY NURSING CENTER, LLC, a Georgia limited liability company

By:

Name:

Title:

LEGAL_US_E # 71991782.1